SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:
Aspiration Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

188 West Northern Lights Boulevard, Suite 920
Anchorage, AK 99503

Telephone Number (including area code):
[_______]

Name and address of agent for service of process:

President, Aspiration Funds
188 West Northern Lights Boulevard, Suite 920
Anchorage, AK 99503

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes ☒     No ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Los Angeles and State of California on December 20, 2013.

ASPIRATION FUNDS

By:	/s/ Joseph Sanberg
Joseph Sanberg
Trustee

Attest:	/s/ Alexandra Hyman
Name: Alexandra Hyman
Title: Director of Operations, Aspiration Fund Adviser, LLC